Exhibit 99.1
FXCM Reports Monthly Metrics
NEW YORK, NY, March 14, 2011 — FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for February 2011 for its retail foreign exchange business. Monthly activities included:
February 2011
•	Retail customer trading volume (1) of $250 billion in February 2011, 3% lower than January 2011 and 1% lower than February 2010.

•	An average of 295,153 retail client trades per day in February 2011, 4% lower than January 2011 and 10% lower than February 2010.

•	Active accounts (2) of 139,167 as of February 28, 2011, an increase of 774 or 1% from January 2011, and an increase of 19,127 or 16% from February 2010.
More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company’s corporate web site, www.fxcm.com.
This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.
(1) Volume that FXCM retail customers traded in period translated into US dollars.
(2) An account that has traded at least once in the previous twelve months. Beginning this month, FXCM is switching to reporting on a monthly basis active accounts (accounts that have traded at least once in the past twelve months) from tradeable accounts (accounts that have sufficient funds to place a trade).

About FXCM Inc.
FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.
At the heart of FXCM’s client offering is No Dealing Desk forex trading. Clients benefit from FXCM’s large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM’s U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.
Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.
For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com
or
For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com